EXHIBIT 99.1

Sharps Compliance Reports $8.7 Million in Fiscal 2015 Second Quarter Revenue; Achieves Net Income of $749,000

  Retail market billings increase 67%
  Professional billings increase 30%
  Quarterly operating margin of 8.6%
  Cash balance increases to $16.4 million

HOUSTON, Jan. 28, 2015 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (Nasdaq:SMED) ("Sharps" or the "Company"), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today reported financial results for the second quarter of fiscal year 2015, ended December 31, 2014.

Revenue in the second quarter of fiscal 2015 was $8.7 million, a 14% increase as compared to revenue of $7.6 million in the same prior year quarter. Sequentially, revenue grew 23% as compared to the first quarter of 2015. The Company reported operating income of $744,000 in the second quarter of 2015 as compared to operating income of $120,000 in the second quarter of fiscal 2014. Sharps recorded net income of $749,000, or $0.05 per basic and diluted share in the second quarter of fiscal 2015, compared with net income of $120,000, or $0.01 per basic and diluted share, in the second quarter of fiscal 2014.

Customer billings grew 20% to $8.7 million compared to the prior year period. The company reported very strong growth in the Retail market and solid increases in the Professional and Assisted Living markets. Pharmaceutical Manufacturer billings decreased 10% and Home Health Care billings decreased 2% as compared to the second quarter of fiscal 2014. (See Reconciliation of Customer Billings to Revenue in the supplemental table included at the end of this release).

David P. Tusa, President and Chief Executive Officer of Sharps, commented, "During the second quarter we delivered strong growth in overall customer billings to $8.7 million, led by solid results in our Retail and Professional markets. Our Retail segment benefitted from strong flu shot activity in the quarter consistent with the increase in the number of flu shots administered in the retail setting. The Professional market billing growth is a result of our continued efforts to educate this market about our mailback solutions. Our Pharmaceutical Manufacturer billings can vary from quarter to quarter, related to the timing of bulk orders for vendor managed inventory programs. Customer billings for this market increased 31% for the fiscal year-to-date period. As expected, we launched one new patient support program for a new drug during the second quarter and we expect to launch three additional patient support programs for new drug therapies as we move through calendar year 2015 and the first half of calendar 2016."

Focused sales and marketing initiatives continue to drive revenue

Retail market billings grew 67% to $3.1 million, compared with $1.8 million in the prior year period, primarily related to a strong flu season driving increased demand for flu shots administered in a retail setting. Sharps anticipates that this segment will drive long-term growth for the Company as consumers look to alternative venues to obtain flu shots and as retail pharmacies increase the variety and volume of healthcare services they provide.

Professional market billings grew 30% to $1.7 million in the second quarter of fiscal 2015 as the Company continued its focus on inside sales initiatives and promotional activities around educating doctors, dentists, veterinarians and other healthcare professionals on the favorable economics and convenience of the Sharps Recovery System™ as compared to the traditional pick-up service for the small quantity generator sector. The Company's inside and online sales channel, which focuses primarily on the Professional market, realized a 48% increase in billings to $1.4 million in the fiscal 2015 second quarter from $0.9 million in the same prior year period.

Pharmaceutical Manufacturer billings declined 10% to $1.3 million in the second quarter of fiscal 2015 compared to the second quarter last year. Billings in this segment vary due to the timing of orders for vendor managed inventory programs. During the quarter, the Company filled a large order for new inventory builds for an existing customer and launched one new patient support program for a new drug. Moving forward, during calendar year 2015 and through the first half of calendar 2016, Sharps expects to launch three additional patient support programs for new drug therapies.

Home Health Care market billings were essentially flat at $1.8 million for the fiscal second quarter of 2015. Second quarter Assisted Living billings grew 10% to $0.5 million, as compared to $0.4 million in the prior-year period. Environmental market billings were $46,000 compared to $109,000 in the prior year period.

Steady operating performance

Gross margin was 37.1% in the second quarter of fiscal 2015 compared to gross margin of 35.2% in the second quarter of fiscal 2014. Gross margin improvement was driven by the leverage gained from higher revenue.

Selling, general and administrative (SG&A) expense decreased slightly to $2.4 million as compared to $2.5 million in the second quarter of fiscal 2014. SG&A for the second quarter of fiscal 2014 was negatively impacted by legal expenses of $0.2 million associated with our claim to the CDC related to the termination of a government contract and severance costs of $0.1 million for a former officer of the Company. SG&A for the second quarter of fiscal 2015 includes increased sales and marketing related spending compared to the prior year period. SG&A as a percentage of sales decreased to 28% as compared to 32% in the second quarter of fiscal 2014.

The Company reported operating income of $0.7 million in the second quarter of fiscal 2015 as compared to operating income of $0.1 million in the second quarter of fiscal 2014. Sharps recorded EBITDA (earnings before interest, taxes, depreciation, and amortization) of $1.0 million for the second quarter of fiscal 2015 as compared to EBITDA of $0.4 million in the second quarter of fiscal 2014. Sharps believes that when used in conjunction with GAAP measures, EBITDA, which is a non-GAAP measure, provides additional information related to its operating performance.

First Half Fiscal 2015 Review

Sharps recorded revenue of $15.7 million in the first six months of fiscal 2015, an increase of 13% compared to revenue of $13.9 million in the first six months of fiscal 2014. Customer billings increased 16% to $16.2 million in the first half of fiscal 2015. In the first six months of fiscal 2015, Retail billings grew 37% to $5.1 million as compared to $3.7 million in the first six months of fiscal 2014, primarily due to increases in flu shot related business. Sales to this market are trending upward as demonstrated by a 27% increase in trailing twelve months sales when compared with the prior year's trailing twelve month period. While this market traditionally experiences volatility on a quarter-by-quarter basis, due to variability in demand for flu shot solutions, the growing trend of retail pharmacies expanding the healthcare services they provide helps drive growth for the Company. Pharmaceutical Manufacturer billings increased 31% to $2.7 million in the first half of fiscal 2015 as compared to $2.1 million in the first half of 2014. Professional billings increased 14% to $3.2 million in the first six months of fiscal 2015 as compared to $2.8 million in the same prior year period.

Fiscal 2015 year-to-date gross margin was 35.3% as compared to gross margin of 36.0% in the first six months of fiscal 2014. SG&A expense increased to $4.7 million in the first half of fiscal 2015 as a result of the Company's ongoing investment in sales and marketing initiatives. The Company recorded operating income of $0.7 million in the first half of fiscal 2015 as compared to operating income of $0.3 million in the first half of fiscal 2014.

Sharps achieved EBITDA of $1.1 million in the first six months of fiscal 2015 as compared to EBITDA of $0.8 million in the first six months of fiscal 2014. Net income in the first half of fiscal 2015 was $0.7 million or $0.04 per basic and diluted share, compared to a net income of $0.2 million or $0.02 per basic and diluted share in the first six months of fiscal 2014.

Financial flexibility and a strong balance sheet

Cash and cash equivalents increased to $16.4 million at December 31, 2014 compared to $13.7 million at June 30, 2014. The increased cash position is due to a $1.5 million settlement payment from the U.S. government collected in July 2014 plus cash generated from operations. At December 31, 2014, working capital, stockholders' equity and total assets were $18.9 million, $22.7 million and $28.2 million, respectively, compared with $17.9 million, $21.9 million and $26.5 million, respectively, at June 30, 2014.

In January 2013, the Company's Board of Directors authorized a stock repurchase program for up to $3.0 million over a two-year period. During the quarter ended December 31, 2014, the Company did not repurchase shares under the program. Since the inception of the program, the Company has repurchased 191,250 shares under the program at a cost of $0.8 million.

Outlook

Mr. Tusa stated, "Our second quarter results reflect continued momentum and solid overall growth for our Company. Our sales and marketing initiatives are gaining traction as we focus on continued growth in the Professional, Retail and Pharmaceutical Manufacturer markets. We are encouraged by the interest that's been shown in our MedSafe program and new line of TakeAway mailbacks launched in response to the DEA regulations to implement the Secure and Responsible Drug Disposal Act."

Second quarter fiscal year 2015 webcast and conference call

The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps' corporate strategy and outlook. A question-and-answer session will follow.

The Sharps conference call can be accessed by domestic callers by dialing (877) 407-0782. International callers may access the call by dialing (201) 689-8567. The webcast can be monitored at www.sharpsinc.com. Webcast listeners will have the opportunity to submit questions to the speakers. Select questions will be summarized and addressed during the question-and-answer portion of the call.

A telephonic replay will be available through February 28, 2015. To listen to the replay, domestic callers should dial (877) 660-6853 and international callers should dial (201) 612-7415 and enter conference ID number 13599285. A transcript will also be posted to the Sharps website, once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance is a leading full-service national provider of comprehensive waste management services including medical, pharmaceutical and hazardous. Its key markets include pharmaceutical manufacturers, home healthcare providers, assisted living / long-term care, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps Recovery System™, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and used healthcare materials.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe harbor statement

The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.

Non-GAAP measures

This release contains certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"), including customer billings information, EBITDA and non-GAAP net income per share. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

FINANCIAL TABLES FOLLOW

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Three-Months Ended			Six-Months Ended
	December 31,			December 31,
	(Unaudited)			(Unaudited)
	2014	2013	% Change	2014	2013	% Change

Revenue	$ 8,693	$ 7,649	13.6%	$ 15,740	$ 13,922	13.1%

Cost of revenue	5,465	4,960	10.2%	10,178	8,908	14.3%
Gross profit	3,228	2,689	20.0%	5,562	5,014	10.9%
Gross margin	37.1%	35.2%		35.3%	36.0%
SG&A expense	2,415	2,452	(1.5%)	4,738	4,531	4.6%
Depreciation and amortization	69	117	(41.0%)	154	233	(33.9%)

Operating income	744	120		670	250
Operating margin	8.6%	1.6%		4.3%	1.8%
Other income	10	5		18	10

Income before income taxes	754	125		688	260
Income tax expense	5	5		13	18
Net income	$ 749	$ 120		$ 675	$ 242

Net income per share
Basic	$ 0.05	$ 0.01		$ 0.04	$ 0.02
Diluted	$ 0.05	$ 0.01		$ 0.04	$ 0.02

Weighted Average Shares Outstanding
Basic	15,281	15,295		15,285	15,319
Diluted	15,423	15,438		15,428	15,402

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2014	June 30, 2014
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$ 16,359	$ 13,717
Restricted cash	--	111
Accounts receivable, net	4,361	4,728
Legal settlement receivable	--	1,538
Inventory	2,208	1,320
Prepaid and other current assets	919	474
Total current assets	23,847	21,888
Property, plant and equipment, net	3,662	3,858
Intangible assets, net	688	715
Total assets	$ 28,197	$ 26,461

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$ 2,029	$ 1,617
Accrued liabilities	1,459	1,046
Deferred revenue	1,449	1,337
Total current liabilities	4,937	4,000
Long-term deferred revenue	519	524
Other long-term liabilities	12	33
Total liabilities	5,468	4,557
Stockholders' equity:
Total stockholders' equity	22,729	21,904
Total liabilities and stockholders' equity	$ 28,197	$ 26,461

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing and Revenue Information
(unaudited)
(in thousands)

	Three-Months Ended December 31,
	2014	% Total	2013	$ Change	%
BILLINGS BY MARKET:
Retail	$ 3,065	35.4%	$ 1,836	$ 1,229	66.9%
Home Health Care	1,752	20.3%	1,787	(35)	(2.0%)
Professional	1,707	19.7%	1,309	398	30.4%
Pharmaceutical Manufacturer	1,303	15.0%	1,453	(150)	(10.3%)
Assisted Living	455	5.2%	414	41	9.9%
Environmental	46	0.5%	109	(63)	(57.8%)
Core Government	150	1.7%	97	53	54.6%
Other	195	2.2%	226	(31)	(13.7%)
Subtotal	$ 8,673	100.0%	$ 7,231	$ 1,442	19.9%
GAAP Adjustment *	20		418	(398)
Revenue Reported	$ 8,693		$ 7,649	$ 1,044	13.6%

	Six-Months Ended December 31,
	2014	% Total	2013	$ Change	%
BILLINGS BY MARKET:
Retail	$ 5,060	31.3%	$ 3,684	$ 1,376	37.4%
Home Health Care	3,505	21.7%	3,740	(235)	(6.3%)
Professional	3,158	19.5%	2,779	379	13.6%
Pharmaceutical Manufacturer	2,688	16.6%	2,058	630	30.6%
Assisted Living	905	5.6%	846	59	7.0%
Environmental	140	0.9%	153	(13)	(8.5%)
Core Government	284	1.8%	250	34	13.6%
Other	428	2.6%	433	(5)	(1.2%)
Subtotal	$16,168	100.0%	$13,943	$ 2,225	16.0%
GAAP Adjustment *	(428)		(21)	(407)
Revenue Reported	$15,740		$13,922	$ 1,818	13.1%

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company's balance sheet as deferred revenue.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Channel Information
(unaudited)
(in thousands)

	Three-Months Ended December 31,
	2014	% Total	2013	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$ 4,218	48.6%	$ 3,388	$ 830	24.5%
Distributors	3,056	35.3%	2,898	158	5.5%
Inside and Online Sales	1,399	16.1%	945	454	48.0%
Total Billings By Channel	$ 8,673	100.0%	$ 7,231	$ 1,442	19.9%

	Six-Months Ended December 31,
	2014	% Total	2013	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$ 7,830	48.4%	$ 5,833	$ 1,997	34.2%
Distributors	5,835	36.1%	6,059	(224)	(3.7%)
Inside and Online Sales	2,503	15.5%	2,051	452	22.0%
Total Billings By Channel	$ 16,168	100.0%	$ 13,943	$ 2,225	16.0%

Sharps Compliance Corp. and Subsidiaries
Supplemental Table to Reconcile Net Income to EBITDA
(unaudited)
(in thousands)

	Three-Months Ended		Six-Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net Income	$ 749	$ 120	$ 675	$ 242

Income tax expense	5	5	13	18
Interest income	(10)	(5)	(18)	(10)
Depreciation and amortization	218	282	460	554

EBITDA	$ 962	$ 402	$ 1,130	$ 804

The Company defines earnings before interest, taxes, depreciation and amortization ("EBITDA") as net income, plus income tax expense, interest income, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity's financial results, and accordingly, EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Sharps Compliance Corp. and Subsidiaries
Supplemental Reconciliation of GAAP to Non-GAAP Net Income Per Share*
(unaudited)
(in thousands, except per share data)

	Three-Months Ended		Six-Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net Income	$ 749	$ 120	$ 675	$ 242

Diluted net income per share	$ 0.05	$ 0.01	$ 0.04	$ 0.02

Adjustments:
Severance costs	--	102	--	102
Legal costs related to CDC claim	--	157	--	157

Adjustments	--	259	--	259

Adjusted Net Income	$ 749	$ 379	$ 675	$ 501

Adjusted diluted net income per share	$ 0.05	$ 0.02	$ 0.04	$ 0.03

* In accordance with U.S. generally accepted accounting principles (GAAP), the Company's net deferred tax assets have been fully reserved by a tax valuation allowance and any tax expense (benefit) has been offset by the utilization of net operating loss carryforwards or additional deferred tax valuation allowance. Therefore, the amounts shown in this schedule have not been adjusted to reflect any tax impact. The Company believes this information is useful to investors and other interested parties. Such information would not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies.
CONTACT: Diana P. Diaz
         Sharps Compliance Corp.
         Vice President and Chief Financial Officer
         Phone: (713) 660-3547
         Email: ddiaz@sharpsinc.com

         John Nesbett/Jennifer Belodeau
         Institutional Marketing Services (IMS)
         Phone: (203) 972-9200
         Email: jnesbett@institutionalms.com